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North Pittsburgh Systems, Inc.

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NORTH PITTSBURGH SYSTEMS, INC. MAILS QUARTERLY DIVIDEND NOTICE TO SHAREHOLDERS

North Pittsburgh Systems, Inc. (NASDAQ: NPSI) today mailed the following quarterly dividend notice to shareholders.

Quarterly Dividend Notice	Dividend No. 96
October 15, 2007

To Our Shareholders

We are pleased to announce the declaration of a quarterly common stock dividend of $.20 per share payable October 15, 2007 to shareholders of record at the close of business on October 1, 2007. This represents the 96th consecutive quarterly dividend since the formation of North Pittsburgh Systems, Inc. (NPSI) as part of the North Pittsburgh Telephone Company (NPTC) restructuring in 1985.

Financial Update

Earnings per share of NPSI common stock were $.29 for the second quarter of 2007 as compared to $1.09 for the second quarter of 2006. The results of operations for the second quarter of 2007 were impacted by $718,000 of strategic alternatives expenses incurred in connection with the activities that resulted in the agreement and plan of merger with Consolidated Communications Holdings, Inc., which, on an after tax basis, reduced the Company’s net income by $420,000, or $.03 per share. During the second quarter of 2006, the Company’s NPTC subsidiary received a payment of $19,622,000 from the Rural Telephone Bank (RTB) for the redemption of NPTC’s RTB stock and recognized a gain on the full amount of the proceeds received, which, on an after tax basis, contributed $11,479,000 to the net income recorded during the 2006 second quarter, or $.76 per share.

Operating revenues decreased $1,400,000, or 5.4%, during second quarter 2007 as compared to second quarter 2006. The decrease in revenues was attributable to several sources, including a $948,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), NPTC. In addition, revenues were negatively impacted by a $533,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings and a $457,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines, offset partially by a $510,000 increase in combined special access and broadband revenues.

Operating expenses for the second quarter of 2007 decreased $103,000, or 0.5%, from the comparable prior year period. The decrease was due to a $1,099,000 decrease in network and other operating expenses and a $57,000 decrease in operating taxes, offset partially by a $335,000 increase in depreciation expense associated with growth in the Company’s depreciable asset base and the aforementioned $718,000 of strategic alternatives expenses incurred during the second quarter of 2007. The decrease in network and other expenses was mainly due to an approximate $1,300,000 reduction in the Company’s combined labor and benefit expenses during the second quarter of 2007 as a result of the restructuring of employee benefit plans and a decrease in the overall employee base.

Other income (net) for the second quarter of 2007 decreased $19,268,000 from the prior year period principally due to the aforementioned $19,622,000 gain realized from the RTB stock redemption in the second quarter of 2006, partially offset by a $440,000 increase for 2007 in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships).

Operations Update

With respect to operations, the Company had a total of 60,663 access lines in its ILEC territory, 66,699 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 42,250 access lines and 2,286 Digital Subscriber Line (DSL) subscribers) and a total of 16,572 DSL subscribers across all subsidiaries as of June 30, 2007. With the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have increased from their historical levels; the Company experienced an 11.0% decrease in access lines in its ILEC territory over the twelve-month period ended June 30, 2007. On a sequential quarterly basis, the Company’s ILEC access line loss totaled 883 during the second quarter of 2007, as compared to 1,771 lines lost during the first quarter of 2007 and 3,030 lines lost during the fourth quarter of 2006, which was the first full quarter in which the Company’s cable competitors had local number portability. In contrast, total CLEC access line equivalents and consolidated DSL subscribers grew 5.4% and 9.6%, respectively, over that same twelve-month period ended June 30, 2007.

Shareholder’s Meeting

Our Annual Meeting of Shareholders will take place on November 13, 2007 at 2:00 PM at the Regional Learning Alliance at Cranberry Woods (RLA), 850 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066. The RLA is a 75,000 square foot facility that was conceived and shepherded by Slippery Rock University originally as an educational and workforce training center. Today, there are 14 educational partners that have joined forces under one roof to serve the professional development and educational needs of both employees and students. The RLA is a unique, one-of-a-kind facility where the partners collaborate rather than compete for students, allowing the providers to offer services and facilities that would be impossible to offer individually. We hope to see you on November 13, 2007 at this award-winning facility.

Proxy Statement/Prospectus

This material is not a substitute for the proxy statement/prospectus Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. have filed with the Securities and Exchange Commission (SEC). Investors are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors. The proxy statement/prospectus and other documents that have been and/or will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request for such filings to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final proxy statement/prospectus will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions.

Shareholder Services

For Shareholder Services, please contact the Company’s transfer agent, Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call toll-free at: 1-800-468-9716 or www.wellsfargo.com/shareownerservices.

Wells Fargo Shareholder Services office hours are: 8 AM – 8 PM (EST), 7 AM – 7 PM (CST) and 5 AM – 5 PM (PST).

Web Site Information

For further information and up-to-date news about your Company, visit us on the Web at www.northpittsburgh.com